Putnam Global Equity Fund, October 31, 2004, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2004, Putnam Management
has assumed $162,870 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).

72DD1 		Class A	47,460
		Class B	8,400
		Class C	554

72DD2		Class M	679
		Class R	0
		Class Y	905

73A1		Class A	0.156
		Class B	0.106
		Class C	0.097

74A2		Class M	0.119
		Class R	0.143
		Class Y	0.175

74U1		Class A	248,420
		Class B	65,809
		Class C	4,583

74U2		Class M	4,648
		Class R	7
		Class Y	3,787

74V1		Class A	7.73
		Class B	7.06
		Class C	7.44

74V2		Class M	7.47
		Class R	7.71
		Class Y	7.97